SWP Investment Management LLC.
CODE OF ETHICS

(Definitions of terms is contained in Section 7)

All supervised persons are expected to conform to the standards, requirements and principles described in this Code of Ethics and individuals who violate any of these standards, requirements and principles may be subject to disciplinary action, up to and including termination of employment.

1.Standard of Conduct and Statement of General Fiduciary Principles
The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

◦The interests of clients of the Advisor must be placed first at all times and never benefit SWP Staff at the expense of advisory clients;
◦All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
◦Advisor personnel should conduct themselves with honesty, integrity, professionalism and not take inappropriate advantage of their positions;
◦Advisor personnel are expected to conduct themselves in compliance with federal and state securities laws and in compliance with firm policies and procedures;
◦Information concerning the identity of security holdings, and financial circumstances of clients is confidential;
This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Advisor personnel from liability for personal trading or other conduct that violates a fiduciary duty to investment advisor clients.

2.Protecting Inside Information

SWP Investment Management LLC. has a policy related to the misuse of inside information. In addition, under this Code, “Advisory Personnel” and “Advisory Persons” are to prevent access to material non-public information about the adviser’s recommendations, client holdings and transactions, and restrict access to this information only to those persons on a need-to-know basis.

3.Restrictions on Personnel Investing Activities -- Blackout Periods and Pre- Clearance (Prior Approval) Requirements

◦Pre-Clearance of IPO and Private Placements – Any investment in an IPO or Private Placement must be pre-approved through the SWP Investment Management LLC. Transaction Pre-Clearance Process.
◦Pre-Clearance of Exchange Traded Securities – Any security transacted on the NYSE or NASDAQ exchanges that are stocks, options, exchange traded funds (ETFs), corporate bonds must be pre-approved through the SWP Investment Management LLC. Transaction Pre-Clearance Process.
◦Pre-Clearance of Private Placement and Alternative Investments – The purchase of private placements and alternative investments (e.g. Non- exchange traded REITs, structured notes, hedge funds and private credit funds) must be pre-approved through the SWP Investment Management LLC. Transaction Pre-Clearance Process.

4.Reporting Personal Securities Transactions, and Accounts
a.Initial Holdings Reports
1.Every access person shall report to the Advisor, no later than 10 days after the person becomes an access person, the following information:

A.The title, number of shares (for equity securities) and principal amount (for debt securities) of each direct or indirect ownership benefit security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

B.The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

C.The date that the report is submitted by the access person.

b.Quarterly Transaction Reports.

1.Except as otherwise provided below, every access person shall report to the Advisor, no later than 30 days after the end of each calendar quarter, the following information:

A.With respect to transactions in any direct or indirect ownership benefit security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security:

i.The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares (for equity securities) and the principal amount (for debt securities) of each direct or indirect ownership benefit security involved;

ii.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.The price of the security at which the transaction was effected;

iv.The name of the broker, dealer or bank with or through which the transaction was effected; and

v.The date that the report is submitted by the access person.

B.With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

i.The name of the broker, dealer or bank with whom the access person established the account;

ii.The date the account was established; and

iii.The date that the report is submitted by the access person.

2.Notwithstanding Section 4(b)(1) of this Code, an access person need not make a report to the Advisor where the report would duplicate information required to be recorded under Rules 2042(a)(12) or 204- 2(a)(13) under the Investment Advisers Act of 1940.
3.An access person need not make a quarterly transaction report under this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Advisor with respect to the access person during the applicable time period, provided that all of the information required by Section 4(b)(1) is contained in the broker trade confirmations or account statements, or in the records of the Advisor.

c.Annual Holdings Reports

1.Not later than January 31 of each year, every access person shall report to the Advisor annually the following information (which must be current as of December 31 of such year).

A.The title, number of shares (for equity securities) and principal amount (for debt securities) of each direct or indirect ownership benefit security in which the access person had any direct or indirect beneficial ownership;

B.The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

C.The date that the report is submitted by the access person.

d.Monitoring Personal Securities Transactions

Personal Securities and Transaction Reports and Holding Reports will be reviewed on a quarterly basis.

e.Exception

A person need not make a report under this section with respect to transactions effected for, and direct or indirect ownership benefit securities held in, any account over which the person has no direct or indirect influence or control.

f.Disclaimer

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.
5.Administration of Code of Ethics and Violations

a.Reporting Violations

This Code of Ethic requires that any “Advisory Personnel” and “Advisory Persons” that observe a violation of this Code of Ethics promptly report violations or self-report violations the Chief Compliance Officer or a member of Senior Management of SWP Investment Management LLC. in the absence of the Chief Compliance Officer.

b.General Rule

The Advisor must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

c.Sanctions

Upon discovering a violation of this Code, the Advisor may impose such sanctions as it deems appropriate, including, among other things: verbal warning, written warning, disgorgement of profits, a letter of censure, suspension or termination of the employment of the violator.

6.Disclosure to Clients

A summary of this Code of Ethics will be included on disclosure documents including Form ADV Part 2A. Client may receive the detailed information by requesting a copy of the firm’s Code of Ethics.

7.Definitions

a.“Access person” means any director, trustee, officer, general partner, or advisory person of the Advisor.

b.“Advisor” means “SWP Investment Management LLC.”.
c.“Advisor personnel” means any employees, officers and directors of the Advisor.
d.“Advisory person” means (i) any employee of the Advisor or of any company in a control relationship to the Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the making of any recommendations with respect to purchases or sales of securities; and (ii) any natural person in a control relationship to the Advisor who obtain information concerning recommendations made to the Advisor with regard to the purchase or sale of direct or indirect ownership benefit    securities by an investment company.

e.“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
f.“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

g.“Direct or indirect ownership benefit security” Rule 204A-1 treats all securities as direct or indirect ownership benefit securities, with exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to (Exempted Transactions) :

Exempted Transactions

◦Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

◦Purchases which are part of an automatic investment plan, including dividend reinvestment plans
◦Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other corporate reorganizations or distributions applicable to all holders of the same class of securities.
◦Transactions and holdings in direct obligations of the Government of the United States.
◦Money market instruments – bankers’ acceptances, bank certificates of deposits, commercial paper, repurchase agreements and other high quality short-term debt instruments.
◦Shares of money market funds.

◦Transactions and holdings in shares of open-end mutual funds unless the adviser or a control affiliate acts as the investment adviser or principal underwriter of the fund.

Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
“Purchase or sale of a direct or indirect ownership benefit security” includes, among other things, the writing of an option to purchase or sell a direct or indirect ownership benefit security.

SWP Investment Management LLC.
Code of Ethics Acknowledgement Form
2023

I have received a copy of the SWP Investment Management LLC. “Code of Ethics”. I understand that it is my responsibility to review this document, understand this document and abide by the provisions of this document including the provision to report violations.

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Print Name

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Signature

Acknowledgement Form Received by Compliance:

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Chief Compliance Officer